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Schedule 13G                                                         Page 1 of 5



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SEC 1745  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(6-00) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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                                                  ------------------------------
                UNITED STATES                                OMB APPROVAL
      SECURITIES AND EXCHANGE COMMISSION          ------------------------------
           WASHINGTON, D.C. 20549                  OMB Number: 3235-0145
                                                  ------------------------------
                SCHEDULE 13G                       Expires: October 31, 2002
                                                  ------------------------------
                                                   Estimated average burden
                                                  ------------------------------
UNDER THE SECURITIES EXCHANGE ACT OF 1934          hours per response.......14.9
                                                  ------------------------------


                                 UTSTARCOM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   918076-10-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /    Rule 13d-1(b)

/ /    Rule 13d-1(c)

/X/    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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Schedule 13G                                                         Page 2 of 5


CUSIP No.   918076-10-0
--------------------------------------------------------------------------------
     1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

          Ying Wu
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)  / /

          (b)  /X/
--------------------------------------------------------------------------------
     3.   SEC Use Only
--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization USA
--------------------------------------------------------------------------------
Number of       5. Sole Voting Power 3,201,576
Shares          ----------------------------------------------------------------
Beneficially    6. Shared Voting Power  2,391,614
Owned by        ----------------------------------------------------------------
Each            7. Sole Dispositive Power  3,201,576
Reporting       ----------------------------------------------------------------
Person With     8. Shared Dispositive Power  2,391,614
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person 5,593,190
--------------------------------------------------------------------------------
     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

          Mr. Wu disclaims beneficial ownership of all of the shares held by Wu Partners, a California Limited Partnership (2,200,000 shares), except to the extent of his partnership interest therein. Mr. Wu also disclaims beneficial ownership of all of the shares held by Richard Wu (25,307 shares), Ashley Wu (25,307 shares) and Yalan Wang Wu (141,000 shares).
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9) 5.9%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions)

          IN






--------------------------------------------------------------------------------



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Schedule 13G                                                         Page 3 of 5

ITEM 1.

     (a)    Name of Issuer UTSTARCOM, INC.

     (b)    Address of Issuer's Principal Executive Offices

            1275 Harbor Bay Parkway, Suite 100
            Alameda, CA 94502

ITEM 2.

     (a)    Name of Person Filing   Ying Wu

     (b)    Address of Principal Business Office or, if none, Residence

            7 Carla Court
            Holmdel, NJ 07733-1248

     (c)    Citizenship   USA

     (d)    Title of Class of Securities   Common Stock

     (e)    CUSIP Number   918076-10-0

ITEM 3.

          Not applicable.

ITEM 4.   OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owed: 5,593,190

     (b)  Percent of class: 5.9%

     (c)  Number of shares as to which the person has:

          (i)    Sole power to vote or to direct the vote 3,201,576

          (ii)   Shared power to vote or to direct the vote 2,391,614

          (iii)  Sole power to dispose or to direct the disposition of 3,201,576

          (iv)   Shared power to dispose or to direct the disposition of

                 2,391,614

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not  applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.



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Schedule 13G                                                         Page 4 of 5



ITEM 10.  CERTIFICATION

          Not applicable.













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Schedule 13G                                                         Page 5 of 5



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        February   , 2001
                               --------------------------------------
                                               Date

                                           /s/ Ying Wu
                              ---------------------------------------
                                             Signature

                                              Ying Wu
                              ---------------------------------------
                                             Name/Title